Exhibit 10.58

AMENDMENT TO EMPLOYMENT AGREEMENT

(For Compliance with Requirements of Code Section 409A)

This Amendment to Employment Agreement between Magellan Health Services, Inc. (“Employer”) and Daniel Gregoire (“Employee”) entered into as of this 1st day of December, 2008.

WHEREAS, Employer and Employee desire to amend the terms of the Employment Agreement, as amended, currently in effect between Employer and Employee (the “Employment Agreement”).

NOW THEREFORE, Employer or Employee agree that the Employment Agreement is hereby amended as follows:

1.                                       Reorganization of Sections of Employment Agreement.  Section 10 of the Employment Agreement (“Governing Law”) is moved to become the fifth to last Section of the Employment Agreement, and renumbered accordingly, with the four final Sections renumbered appropriately.

2.                                       New Section of Employment Agreement.  The following new text is inserted as Section 10 of the Employment Agreement:

10                        Special Rules for Compliance with Code Section 409A.  This Section 10 serves to ensure compliance with applicable requirements of Section 409A of the Internal Revenue Code (the “Code”).  Certain provisions of this Section 10 modify other provisions of this Employment Agreement.  If the terms of this Section 10 conflict with other terms of the Employment Agreement, the terms of this Section 10 control.

(a)                                  Timing of Certain Payments.  Payments and benefits specified under this Employment Agreement shall be paid at the times specified as follows:

(i)             Accrued Payments at Termination.  Sections 6(a) — (d) of this Employment Agreement and Section I.1(ii) of the Amendment to the Employment Agreement relating to Change in Control ( the “CiC Amendment”) require payment of amounts earned but unpaid, or accrued, at the date of Employee’s termination.  Unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements in the absence of termination but in no event more than thirty (30) days after Employee’s termination of employment, subject to 10(d).

(ii)          Gross-Up.  Gross-up payments payable under the CiC Amendment will be paid as promptly as practicable after the excise tax is payable by Employee, and in any event must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee remits the excise tax or related taxes to the taxing authorities; provided, however, that any gross-up payment will be subject to Section 10(d) if applicable under Section 409A.

(iii)       Expense Reimbursements.  Any payment under Section 5 or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense.

(iv)      Other Payments.  Any other payment or benefit required under this Employment Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five (5) days after the due date, subject to Section 10(b), (c) and (d) below.

(v)         No Influence on Year of Payment.  In the case of any payment under the Employment Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Employee shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Employee.

(b)                                 Special Rules for Severance Payments.  In the case of payments of severance required under Section 6(c)(iii) (“Pre-CiC Severance Payment”) and severance payable under Section I.1(iii) of the CiC Amendment (the “CiC Severance Payments” and, with the Pre-CiC Severance Payment, the “Severance Payments”), the following rules will apply:

(i)             Separate Payments.  The Pre-CiC Severance Payment shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A.  The portion of the CiC Severance Payments that exceeds the Pre-CiC Severance Payment (or the present value thereof, if such present valuing is required to comply with Section 409A), and the portion attributable to inclusion of Target Bonus in the calculation of CiC Severance Payments (or, if so required, the present value thereof) as compared to Pre-CiC Severance Payment, shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A (the “Separate Lump Sum”).

(ii)          Severance Payment Timing Rules.  The Pre-CiC Severance Payment shall be treated as follows for purposes of Section 409A:

(A)      The Pre CiC Severance Payment shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation §

1.409A-1(b)(4);

(B)        The Pre-CiC Severance Payment, to the extent not covered by Section 10(b)(ii)(A), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(C)        [Reserved]; and

(D)       To the extent that the Pre-CiC Severance Payment is not covered by Section 10(b)(ii)(A) an (B), it shall be paid at the applicable payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 10(d).

The portions of the CiC Severance Payments that correspond to the Pre-CiC Severance Payment (that is, deemed to be the same payment for purposes of Section 409A) shall be governed by Section 10(b)(ii)(A) — (D) above, provided that amounts of the CiC Severance Payments corresponding to Pre-CiC Severance Payment covered by Section 10(b)(ii)(A) and (B) above shall be payable as a lump sum within five (5) days after termination of employment.  The Separate Lump Sum shall be treated as follows for purposes of Section 409A:

(E)         The Separate Lump Sum shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(F)         To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B), the Separate Lump Sum, to the extent not covered by Section 10(b)(ii)(E), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion; and

(G)        Any portion of the Separate Lump Sum not covered by Section 10(b)(ii)(E) and (F) shall be paid within five (5) days after the qualifying termination of employment in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule and other provisions of Section 10(d).

Any portions of the CiC Severance Payments corresponding to Pre-CiC Severance Payment governed by Section 10(b)(ii)(D) shall be payable, subject to Section 10(d), in a lump sum within five (5) days after the qualifying termination of employment if such termination has occurred within two years following a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(10) (a “409A Change in Control”), and in any other case shall be payable at the applicable time under Section 10(b)(ii)(D).

(c)                                  Special Rules for Other Payments.  With respect to amounts payable under Section 6(c)(ii) and/or under Section I.1(ii) of the CiC Amendment (relating to incentive awards), the following rules will apply:

(i)             Separate Payments.  The amounts payable thereunder shall each be deemed to be a separate payment for all purposes, including for purposes of Section 409A (subject to any further designation of separate payments explicitly made in any separately identifiable plan or arrangement for purposes of Section 409A).

(ii)          Payment Timing Rules.  A payment referenced in Section 10(c)(i) shall be payable as a lump-sum payment within five (5) days after termination of employment if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment not covered by Section 10(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 10(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be used only to the extent not relied upon for other payments or benefits) and (D), the six-month delay rule in Section 10(d) does not apply to the separate payment (except as otherwise provided in Section 10(c)(iii)).  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 10(d), subject to Section 10(c)(iii).  Any delay in payment under the six-month delay rule shall not limit Employee’s rights under this Employment Agreement to not forfeit a specified item of compensation as a result of Employee’s termination.

(iii)       Payments of 409A Deferrals For a Termination Not Within Two Years After a 409A Change in Control.  If a payment referenced in Section 10(c)(ii) is a direct payment or a substitute or replacement for a right to payment (the “Original Payment Right”) that constitutes a deferral of compensation under Section 409A, and if either (A) the Change in Control does not involve a 409A Change in Control, or (B) Employee’s termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control, then such payments (i.e., payments that constitute deferrals under Section 409A) must be paid at the times and in the form applicable to a separation from service under the terms of the Original Payment Right, subject to Section 10(d).  If in no circumstances was such payment payable upon a separation from service under the Original Payment Right, then this Section 10(c)(iii) shall not apply.

(d)                                 Six-Month Delay Rule.

(i)             General Rule.  The six-month delay rule will apply to payments and benefits under the Employment Agreement if all of the following conditions are met:

(A)  Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)  The Company’s stock is publicly traded on an established securities market or otherwise.

(C)  The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six (6) months after Employee’s termination.

(ii)          Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Employment Agreement within six (6) months after Employee’s separation from service.

(A)  Any delayed payment or benefit shall be paid on the date six (6) months after Employee’s separation from service.

(B)  During the six-month delay period, accelerated payment will occur in the event of the Employee’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(C)  Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six (6) months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)       Limit to Application of Six-Month Delay Rule.  If the terms of this Employment Agreement or other plan or arrangement or document relating to this Employment Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)                                  Other Provisions.

(i)  Good Reason.  The definition of “Good Reason” under the Employment Agreement, and related rules governing constructive termination not for cause, is intended to qualify as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(ii)  Non-transferability.  No right to any payment or benefit under this Employment Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or of any of Employee’s beneficiaries.

(iii)  No Acceleration.  The timing of payments and benefits under the Employment Agreement which constitute a deferral of compensation under Code Section 409A may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Employee incurring a tax penalty.

(iv)  Timing Relating to Release.  Other provisions of this Employment Agreement (including this Section 10) notwithstanding, if Employee is obligated to execute a release, non-competition, or other agreement as a condition to receipt of a payment hereunder, the Company will supply to Employee a form of such release or other document not later than the date of Employee’s termination, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period in order for Employee to satisfy any such condition, such that it becomes legally effective.  If any amount payable during a fixed period following Employee’s termination is subject to a requirement or condition requiring Employee’s execution of a release (including any case in which such fixed period would begin in one year and end in the next), the Company, in determining the time of payment of any such amount, will not be influenced by Employee or the timing of any action by Employee including execution of such a release or other document and expiration of any revocation period.  In particular, the Company will be entitled in its discretion to deposit any payment hereunder in escrow at any time during such fixed period, so that such deposited amount is constructively received and taxable income to Employee upon deposit (it may be constructively received even in the absence of such deposit) but with distribution from such escrow remaining subject to Employee’s execution and non-revocation of such release or other document.

(v)  Definition of Termination of Employment.  For purposes of this Employment Agreement, the term “termination of employment” shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h); provided, however, that if a date for termination of employment is designated by the Company but Employee has a separation from service prior to such designated date, the designated termination date shall be deemed the date of termination for any compensation payable under this Agreement that would fully qualify for the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4) and/or the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) under both circumstances (i.e., assuming the separation from service date was the termination date hereunder or that the designated termination of employment date was the termination date hereunder), then for that purpose the termination of employment date shall be the designated termination date.

(vi)  References to Other Plans.  References in the Employment Agreement to the obligation of the Company to pay amounts under other plans, including Employee’s vested portion of any Magellan deferred compensation or other benefit plan, shall not be construed to modify the timing of payment, which shall be governed by such other plans.

3.                                       Modification to “Good Reason” Definitions.  The provisions of Section 6(c) setting forth the definition of “Good Reason” are hereby amended as follows:

•                                          In clause (i), the term “reduction” is replaced by the term “material reduction”, and at the end of clause (i) before the semicolon the following text is inserted:

provided, however, that a reduction in Base Salary and/or Target Bonus with an annualized value of one and one half percent (1.5%) of Employee’s then current annual base pay or more in the aggregate, taking into account any related effect a salary reduction has on target bonus and other components of compensation, shall be deemed material;

•                                          The final proviso of Section 6(c) is deleted and in its stead is inserted the following:

provided that, in each such case, Employee shall have given notice to the Company that such event or condition has arisen within ninety (90) days after such event or condition has arisen, and the event or condition has continued uncured for a period of more than thirty (30) days after Employee has given such notice thereof to the Company, and Employee has terminated employment for Good Reason within eighteen (18) months after such uncured event or condition has arisen.

The provisions of Section I.2(C) of the CiC Amendment setting forth the definition of “Good Reason” are hereby amended as follows:

•                                          In clause (i), the term “reduction in Employee’s salary” is replaced by the term “material reduction in Employee’s salary”, and the term “reduction in Employee’s target bonus opportunity” is replaced by the term “material reduction in Employee’s target bonus opportunity”, and at the end of clause (i) before the semicolon the following text is inserted:

provided, however, that a reduction in salary and/or target bonus opportunity with an annualized value of one and one half percent (1.5%) of Employee’s then current annual base pay or more in the aggregate, taking into account any related effect a salary reduction has on target bonus and other components of compensation, shall be deemed material;

•                                          The final proviso of Section I.2(C) of the CiC Amendment is deleted and in its stead is inserted the following:

provided that, in each such case, Employee shall have given notice to the Company that such event or condition has arisen within ninety (90) days after such event or condition has arisen, and the event or condition has continued uncured for a period of more than thirty (30) days after Employee has given such notice thereof to the Company, and Employee has terminated employment for Good Reason within eighteen (18) months after such uncured event or condition has arisen.

4.                                       Other Amendments.  Other provisions of the Employment Agreement are amended as follows:

•                                          A new sentence is added as the second to last sentence of Section 1, stating:

Non-renewal of this Agreement by either party will in all cases result in termination of employment at the non-renewal date.

•                                          A new sentence is added at the end of Section 4(b), stating:

Annual bonus, if any, will be determined and paid (unless validly deferred if then permitted by the Company) between January 1 and March 15 of the year following the performance year.

•                                          A clause is inserted before the period at the end of Section 5, stating:

subject to Section 10(a)(iii).

•                                          In the preamble to Section I.1 of the CiC Amendment, before the colon insert “, in each case subject to Section 10”.

•                                          A new sentence is added at the end of Section 4(c), as follows:

Any continued medical coverage following termination of employment, to the extent provided under Section 6 or any other provision of this Agreement, if and to the extent such medical coverage (or the Company’s contributions or reimbursement of such coverage) represents taxable income to Employee, is intended to qualify as excluded from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(v)(B), and the rights to such coverage shall be limited to the extent necessary to qualify thereunder.

5.                                       Nothing in this Amendment shall be construed to increase or enhance the compensation or benefits payable under the Agreement.  The sole purpose of this Amendment is to add limitations required under Code Section 409A so that payments and benefits otherwise provided under the Agreement are not subject to tax penalties and other adverse consequences under Section 409A.

This amendment to Employment Agreement is entered into by the parties as of the date first above written.

Magellan Health Services, Inc.	Employee:

By:	/s/ Daniel Gregoire
Duly Authorized	Daniel Gregoire